Exhibit 99

General Cable Reports First Quarter Results

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--April 30, 2014--General Cable Corporation (NYSE: BGC) reported today results for the first quarter ended March 28, 2014. For the first quarter of 2014, excluding certain items, the Company recorded adjusted loss per share of ($0.05) and adjusted operating income of $27 million. For the first quarter of 2014, reported loss per share was ($6.42) and reported operating loss was ($237) million. A reconciliation of adjusted earnings per share to reported earnings per share and adjusted operating income to reported operating income is included on page 3 of this press release.

Highlights

  Reconfirmed full year outlook for adjusted operating income for 2014 excluding Venezuela
  Productivity and asset optimization plans on track
  Submarine turnkey project business delivers stable performance for the fourth consecutive quarter
  Repurchased $31 million or 2% of common shares in the first quarter

Gregory B. Kenny, President and Chief Executive Officer of General Cable, said, “We anticipated a sluggish seasonal start to the year but the uncertainty in Venezuela, the extreme winter weather in North America and declining copper prices had a pronounced impact on our first quarter results. We are managing through these challenges as we generated adjusted operating income at the upper end of our revised outlook for the first quarter. We are prepared for the construction season and continue to focus on executing on our submarine turnkey projects which together we expect will drive a sharp improvement in adjusted operating income as we move into the second and third quarters. At the same time, we are focused on driving productivity and asset optimization throughout our manufacturing footprint.”

Q1 2014 versus Q1 2013
Net sales for the first quarter of 2014 of $1,430 million were down 3% as compared to the first quarter of 2013 on a metal adjusted basis. Global unit volume for the first quarter of 2014 was also down 3% year over year principally due to the extreme winter weather experienced in North America. Adjusted operating income for the first quarter of 2014 of $27 million decreased 43% as compared to the first quarter of 2013 principally due to the impact of the social unrest in Venezuela and Thailand and the extreme winter weather experienced across North America. Partially offsetting the impact of these items was stronger year over year results in Europe & Med primarily driven by the continued execution of the submarine turnkey project business.

Q1 2014 versus Q4 2013
Net sales for the first quarter of 2014 declined 14% as compared to the fourth quarter of 2013 as global unit volume decreased 10% principally due to seasonal demand patterns. Additionally, in North America, the impact of the extreme winter hampered business activity across the region in the first quarter as compared to the fourth quarter when the Company shipped near record high volume of aerial transmission cables. Sequentially, adjusted operating income for the first quarter of 2014 reflects the impact of the social unrest and pricing controls in Venezuela, seasonally slower production and installation activity in the Company’s submarine turnkey project business in Europe and the impact of seasonally lower global unit volume.

Other expense
Other expense was $98 million in the first quarter of 2014, which consists of $83 million related to the Venezuelan currency exchange rate change from 6.3 bolivar to each US dollar to 10.8. This charge reflects the remeasurement of the Venezuelan balance sheet on March 28, 2014 as previously announced by the Company on April 17, 2014. Also included in other expense were $11 million of mark to market losses on derivative instruments accounted for as economic hedges which are used to manage currency and commodity risk principally on the Company’s project business globally, and $4 million of foreign currency transaction losses.

Liquidity
Net debt was $1,152 million at the end of the first quarter of 2014, an increase of $184 million from the end of the fourth quarter of 2013. The increase in net debt is principally the result of higher working capital requirements due to normal seasonal trends as the Company invested in inventory in its North American and ROW segments during the first quarter of 2014. The impact of the change in the Venezuelan currency exchange rate also contributed to the increase in net debt as the value of the Company’s cash held in bolivars in Venezuela was reduced by $81 million in the first quarter of 2014.

The Company repurchased 1.0 million shares, 2% of its common shares or approximately $31 million during the first quarter of 2014 under its $125 million share repurchase authorization which is set to expire at the end of the year. Under its current program, the Company has repurchased 1.6 million shares, 3% of its common shares or approximately $50 million. The Company may utilize the remaining $75 million buyback authorization in the context of economic conditions as well as the then prevailing market price of the common stock of the Company, regulatory requirements, financial covenants and alternative capital investments.

Full Year 2014 and Second Quarter Outlook excluding Venezuela
Management confirms its outlook for adjusted operating income for 2014 as previously communicated on March 27, 2014 at around the low end of the range of $230 million, which excludes any contributions from Venezuela. Management expects the business in Venezuela to generate $0 to $20 million in pre-tax income for the full year due to changes in the currency exchange system, restrictive price controls, ongoing labor negotiations and lingering social unrest, which is down from management’s previously communicated expectation of $30 million. “Adjusted operating income of $230 million (excluding Venezuela) would represent an improvement year over year of approximately 15%. This anticipated growth reflects the concerted effort of our associates globally to drive operating performance improvement across our portfolio. We expect the benefit of seasonal demand patterns through the construction season, productivity gains in North America, continuing submarine turnkey project execution in Europe and progress on the turnaround of Greenfields in ROW to more than offset the impact of near term copper price headwinds expected principally in the second quarter. Our outlook assumes a stronger second half as the copper price headwinds subside and these initiatives continue to gain momentum into the latter half of the year,” Kenny concluded. The Company expects to generate $225 to $275 million of operating cash flow in 2014 with capital spending below depreciation. The Company’s full year and second quarter outlook assumes copper (COMEX) and aluminum (LME) prices of $3.07 and $0.81, respectively.

Revenues in the second quarter are expected to be in the range of $1.575 to $1.625 billion as volume is anticipated to increase in the high single digit range sequentially. With a significant copper price headwind expected in the second quarter, the Company anticipates adjusted operating income to be in the range of $45 to $60 million. Globally, the impact on adjusted operating income of selling higher average cost inventory into a lower price environment on copper based products in the second quarter is estimated to be in the range of $15 to $20 million. Adjusted earnings per share are expected to be in the range of $0.20 to $0.40 per share before the impact of non-cash convertible debt interest expense and mark to market gains or losses on derivative instruments. The second quarter outlook does not include any contributions from Venezuela.

A reconciliation of expected GAAP earnings per share and operating income is as follows:

	Q2 2014 Outlook		Q2 2013
	Operating Income	EPS	Operating Income	EPS
As Reported, GAAP	$45 - $60	$0.19 - $0.39	$70.8	$0.16
Restatement and forensic investigation costs	-	-	2.9	0.03
European severance charges	-	-	1.2	0.01
Submarine cable business	-	-	8.2	0.16
North American facility closure	-	-	0.4	0.01
Non-cash convertible debt interest expense	-	0.01	-	0.11
Mark to market (gain) loss on derivative instruments	-	-	-	0.19
Effective tax rate adjustment	-	-	-	0.01
Adjusted, Non-GAAP	$45 - $60	$0.20 - $0.40	$83.5	$0.68

Other Matters
On April 17, 2014, the Company announced that it had initiated an impairment analysis of goodwill and indefinite-lived intangible assets attributable to the Company’s Phelps Dodge International Corporation (PDIC) business unit due to events in Venezuela including recent changes to the currency exchange system, restrictive pricing controls, ongoing labor negotiations and lingering social unrest. The preliminary estimated non-cash impairment charge recorded as of March 28, 2014 was approximately $250 million including both goodwill and indefinite-lived intangible assets.

Reconciliation of Non-GAAP Measures
In addition to reporting financial results in accordance with accounting principles generally accepted in the United States (GAAP), we discuss earnings per share and operating income for the first quarter of 2014 and 2013 and the fourth quarter of 2013 as adjusted for certain items, which is summarized in the table below. These Company-defined adjusted measures are being provided because management believes they are useful in analyzing the operating performance of the business and are consistent with how management reviews the underlying business trends. Use of these non-GAAP measures may be inconsistent with similar measures presented by other companies and should only be used in conjunction with our results reported according to GAAP. A reconciliation of operating income and earnings per share to adjusted non-GAAP operating income and earnings per share follows:

	1st Quarter				4th Quarter
	2014		2013		2013
	Operating Income	EPS	Operating Income	EPS	Operating Income	EPS
As reported	$ (237.1)	$ (6.42)	$ 32.8	$ (0.92)	$ 65.2	$ 0.27
Adjustments to Reconcile Operating Income/EPS
Non-cash convertible debt interest expense	-	0.01	-	0.11	-	0.09
Mark to market (gain) loss on derivative instruments	-	0.13	-	0.12	-	0.04
Europe severance charges	1.1	0.01	2.7	0.03	-	-
Restatement, forensic and acquisition costs	2.9	0.04	5.4	0.07	4.8	0.05
European Commission	2.5	0.03	-	-	-	-
Submarine cable business	-	-	3.5	0.07	-	-
North American facilities closures	1.0	0.01	2.6	0.03	-	-
Goodwill/intangible asset impairment	248.5	4.29	-	-	-	-
Venezuela inventory lower of cost or market charge	8.0	0.16	-	-	-	-
Venezuelan currency devaluation	-	1.69	-	0.80	-	-
Effective tax rate adjustment (1)	-	-	-	(0.08)	-	(0.09)
Total Adjustments	264.0	6.37	14.2	1.15	4.8	0.09
Adjusted	$ 26.9	$ (0.05)	$ 47.0	$ 0.23	$ 70.0	$ 0.36
(1)	Reflects an adjusted effective tax rate of 36.5% and 45% for the first and fourth quarters of 2013, respectively. The 2014 full year effective tax rate is expected to be in the range of 40%

General Cable will discuss first quarter results on a conference call that will be broadcast live at 8:30 a.m., ET, on May 1, 2014. The live webcast of the Company’s conference call will be available in listen only mode and can be accessed through the Investor Relations page on our website at www.generalcable.com. Also available on our website is a copy of an Investor Presentation that will be referenced throughout the conference call.

General Cable Corporation (NYSE:BGC), a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our website at www.generalcable.com.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this press release are forward-looking statements that involve risks and uncertainties, predict or describe future events or trends and that do not relate solely to historical matters. Forward looking statements include, among others, expressed expectations with regard to the following: “believe,” “expect,” “may,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume,” “seek to” or other similar expressions, although not all forward-looking statements contain these identifying words. Actual results may differ materially from those discussed in forward-looking statements as a result of factors, risks and uncertainties over many of which we have no control. These factors include, but are not limited to: the economic strength and competitive nature of the geographic markets that the Company serves; our ability to increase manufacturing capacity and productivity; our ability to increase our selling prices during periods of increasing raw material costs; our ability to service, and meet all requirements under, our debt, and to maintain adequate domestic and international credit facilities and credit lines; our ability to establish and maintain internal controls; the impact of unexpected future judgments or settlements of claims and litigation; impact of foreign currency exchange rate fluctuations; impact of future impairment charges; compliance with U.S. and foreign laws, including the Foreign Corrupt Practices Act; our ability to implement and make appropriate, timely and beneficial decisions as to when, how and if to purchase shares under the repurchase program and the other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to, its annual report on Form 10-K filed with the SEC on March 3, 2014, and subsequent SEC filings. You are cautioned not to place undue reliance on these forward-looking statements. General Cable does not undertake, and hereby disclaims, any obligation, unless required to do so by applicable securities laws, to update any forward-looking statements as a result of new information, future events or other factors.

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
(in millions, except per share data)
(unaudited)

	Three Fiscal Months Ended
	March 28,	March 29,
	2014	2013
Net sales	$1,430.1	$1,543.7
Cost of sales	1,298.0	1,386.8
Gross profit	132.1	156.9

Selling, general and administrative expenses	120.7	124.1
Goodwill and indefinite-lived intangible asset impairment charge	248.5	-
Operating income (loss)	(237.1)	32.8
Other income (expense)	(97.7)	(52.7)
Interest income (expense):
Interest expense	(27.4)	(29.5)
Interest income	1.2	1.5
	(26.2)	(28.0)

Income (loss) before income taxes	(361.0)	(47.9)
Income tax (provision) benefit	21.4	3.8
Equity in net earnings of affiliated companies	0.2	0.2
Net income (loss) including noncontrolling interest	(339.4)	(43.9)
Less: preferred stock dividends	-	0.1
Less: net income (loss) attributable to noncontrolling interest	(24.0)	1.8
Net income (loss) attributable to Company common shareholders	$(315.4)	$(45.8)

Earnings (loss) per share
Earnings (loss) per common share - basic	$(6.42)	$(0.92)
Weighted average common shares - basic	49.1	49.7
Earnings (loss) per common share - assuming dilution	$(6.42)	$(0.92)
Weighted average common shares - assuming dilution	49.1	49.7

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations
Segment Information
(in millions)
(unaudited)

	Three Fiscal Months Ended
	March 28,	March 29,
	2014	2013
Revenues (as reported)
North America	$594.7	$705.0
Europe and Mediterranean	368.3	374.6
Rest of World	467.1	464.1
Total	$1,430.1	$1,543.7

Revenues (metal adjusted)
North America	$594.7	$679.2
Europe and Mediterranean	368.3	359.4
Rest of World	467.1	439.5
Total	$1,430.1	$1,478.1

Metal Pounds Sold
North America	134.7	152.6
Europe and Mediterranean	59.6	69.7
Rest of World	114.5	95.0
Total	308.8	317.3

Operating Income (loss)
North America	$32.3	$37.7
Europe and Mediterranean	(9.1)	(16.2)
Rest of World	(260.3)	11.3
Total	$(237.1)	$32.8

Adjusted Operating Income (loss) (1)
North America	$36.2	$45.7
Europe and Mediterranean	(5.5)	(10.0)
Rest of World	(3.8)	11.3
Total	$26.9	$47.0

Return on Metal Adjusted Sales (2)
North America	6.1%	6.7%
Europe and Mediterranean	-1.5%	-2.8%
Rest of World	-0.8%	2.6%
Total Company	1.9%	3.2%

Capital Expenditures
North America	$9.3	$8.5
Europe and Mediterranean	4.1	5.6
Rest of World	13.6	12.6
Total	$27.0	$26.7

Depreciation & Amortization
North America	$11.2	$11.3
Europe and Mediterranean	10.2	9.9
Rest of World	10.9	12.2
Total	$32.3	$33.4

Revenues by Major Product Lines
Electric Utility	$452.8	$475.1
Electrical Infrastructure	399.4	423.3
Construction	350.1	388.0
Communications	126.9	183.3
Rod Mill Products	100.9	74.0
Total	$1,430.1	$1,543.7

(1) Adjusted operating income (loss) excludes certain items
(2) Return on Metal Adjusted Sales is calculated on Adjusted Operating Income (Loss)

GENERAL CABLE CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
(in millions, except share data)

Assets	March 28, 2014	December 31, 2013
	(unaudited)
Current Assets:
Cash and cash equivalents	$ 315.8	$ 418.8
Receivables, net of allowances of $38.6 million at March 28, 2014
and $39.2 million at December 31, 2013	1,200.3	1,171.7
Inventories	1,328.3	1,239.6
Deferred income taxes	49.9	50.2
Prepaid expenses and other	118.2	126.2
Total current assets	3,012.5	3,006.5
Property, plant and equipment, net	1,076.1	1,092.0
Deferred income taxes	15.8	15.8
Goodwill	27.2	184.6
Intangible assets, net	84.5	182.9
Unconsolidated affiliated companies	18.8	19.0
Other non-current assets	73.6	78.1
Total assets	$ 4,308.5	$ 4,578.9

Liabilities and Total Equity

Current Liabilities:
Accounts payable	$ 975.1	$ 870.6
Accrued liabilities	402.6	434.9
Current portion of long-term debt	285.6	250.3
Total current liabilities	1,663.3	1,555.8
Long-term debt	1,182.4	1,136.6
Deferred income taxes	215.6	233.8
Other liabilities	237.2	255.9
Total liabilities	3,298.5	3,182.1
Commitments and Contingencies
Redeemable noncontrolling interest	16.7	17.0
Total Equity:
Common stock, $0.01 par value, issued and outstanding shares:
March 28, 2014 - 48,647,539 (net of 10,162,971 treasury shares)
December 31, 2013 - 49,598,653 (net of 9,211,857 treasury shares)	0.6	0.6
Additional paid-in capital	701.8	699.6
Treasury stock	(185.7)	(155.3)
Retained earnings	523.0	847.4
Accumulated other comprehensive loss	(122.0)	(112.1)
Total Company shareholders' equity	917.7	1,280.2
Noncontrolling interest	75.6	99.6
Total equity	993.3	1,379.8
Total liabilities and equity	$ 4,308.5	$ 4,578.9

CONTACT:
General Cable Corporation
Len Texter, 859-572-8684
Vice President, Investor Relations